Exhibit 99.1

European CHMP Formally Adopts Negative Opinion on Oncophage®

preliminary opinion was announced in a press release issued last month

LONDON--(BUSINESS WIRE)--November 20, 2009--Antigenics Inc. (NASDAQ: AGEN) today announced that the Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency (EMEA), has formally adopted a negative opinion on the marketing authorization application (MAA) for Oncophage (vitespen) as a treatment in earlier-stage, localized renal cell carcinoma (kidney cancer). A negative vote of the CHMP indicating this opinion was verbally conveyed to Antigenics and announced in a press release issued on October 21, 2009.

Based on this opinion, Antigenics has decided to withdraw its Marketing Authorization Application and to evaluate its options going forward, including a potential re-filing at a later date. A decision to re-file would be dependent on outcomes following meetings with health authorities in individual European countries and with the EMEA, as well as based on further accumulation and review of clinical data. In the meantime, Antigenics is hopeful that it will be in a position to supply Oncophage, as requested, under a named patient program in Europe, in addition to its ongoing commercial efforts in Russia and named patient programs elsewhere globally.

“Despite the CHMP’s negative decision, we continue to believe that the evidence supports Oncophage as a treatment option for a well defined patient group with localized renal cell carcinoma. It is for this reason that we continue our commitment to bring Oncophage to patients who can potentially benefit; these include patients with earlier stage kidney cancer where there are no available treatments,” commented Garo Armen, Chief Executive of Antigenics. “In addition to our ongoing clinical programs in glioma, we will investigate the use of Oncophage in combination with other cancer treatments with a strict focus on working efficiently and preserving our capital.”

No medication has been approved in Europe or the United States for the treatment of adjuvant kidney cancer, a disease characterized by a high risk of recurrence.

About Oncophage

Antigenics has treated nearly 800 patients in clinical trials throughout North America and Europe with Oncophage produced in their commercial facility located in Lexington, Massachusetts. Studies with Oncophage have demonstrated efficacy signals in multiple cancers, including melanoma, glioma, colorectal, pancreatic, renal cell carcinoma, gastric cancer and non-Hodgkins lymphoma.

In April 2008, Oncophage was approved in Russia for the adjuvant treatment of kidney cancer patients at intermediate-risk for disease recurrence. Pre-commercial launch activities are ongoing.

Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in Phase 2 trials in recurrent and newly diagnosed glioma.

Oncophage received fast track and orphan drug designations from the US Food and Drug Administration (FDA) for both kidney cancer and metastatic melanoma as well as orphan drug designation from the EMEA for kidney cancer. In 2009, Oncophage also received orphan drug designations from the FDA and EMEA for glioma.

In April 2009, the World Vaccine Congress named Oncophage as the best therapeutic vaccine.

About Renal Cell Carcinoma

Renal cell carcinoma is the most common type of kidney cancer, accounting for almost 90 percent of all kidney tumors. According to a report in the Annals of Oncology, there were more than 63,000 new cases of RCC diagnosed in 2006 along with 26,000 deaths related to the disease.1 Despite earlier detection, patients with locally advanced disease face a poor prognosis, with a 5-year survival rate of approximately 50 percent due to recurrence of disease. Currently, no approved therapies exist in the EU for use in localized disease.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements regarding Antigenics’ business and plans, including statements regarding Antigenics’ regulatory strategies. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties, include without limitation, opinions and decisions of regulatory authorities, clinical data results, the availability of resources, and the risk and uncertainties described in Antigenics’ SEC reports filed under the Securities Exchange Act of 1934, including those mentioned in the Risk Factors section of Antigenics’ Quarterly Report on Form 10Q for the quarter ended September 30, 2009. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

1 Ferlay, J. et al. Estimates of the cancer incidence and mortality in Europe in 2006. Annals of Oncology.18(3):581-92. March 2007.

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Antigenics Inc.
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